EXHIBIT 99.2
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                                     FORM OF
                 STOCK OPTION AGREEMENT FOR ANNUAL STOCK OPTIONS
                                      UNDER
                         THE ESTEE LAUDER COMPANIES INC.
             NON-EMPLOYEE DIRECTOR SHARE INCENTIVE PLAN (THE "PLAN")


               This STOCK OPTION AGREEMENT provides for the granting of Stock Options ("Options") by The Estee Lauder Companies Inc., a Delaware corporation (the "Company"), to the participant, a Non-Employee Director of the Company (a "Non-Employee Director"), to purchase shares of the Company's Class A Common Stock, par value $0.01 (the "Shares"), on the terms and subject to the conditions hereinafter provided. The Stock Options described herein are being granted pursuant to Section 6(a) of the Company's Non-Employee Director Share Incentive Plan, as may be amended or restated from time to time (the "Plan"), and are subject in all respects to the provisions of the Plan. The Stock Options granted hereunder are not Incentive Stock Options (as defined in Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code")). This Stock Option Agreement incorporates and is subject to all terms, conditions, limitations and restrictions contained in the Plan, which shall be controlling in the event of any conflicting or inconsistent provisions. Capitalized terms not defined herein shall have the meanings ascribed thereto in the Plan.

The name of the "Non-Employee Director", the "Grant Date", the aggregate number of Shares that may be purchased pursuant to this agreement, and the "Exercise Price" per Share are stated in the attached "Notice of Grant", and incorporated herein by reference. The other terms and conditions of the Options are stated in this agreement and in the Plan.

      1. PAYMENT OF EXERCISE PRICE. The Company will provide and communicate to the Non-Employee Director various methods of exercise. These methods may include the ability to receive Shares of Class A Common Stock of the Company or cash at exercise. To facilitate exercise, the Company may enter into agreements for coordinated procedures with one or more brokerage firms or financial institutions.

      2.    EXERCISE PERIOD.

               (i). General. Each Stock Option granted to a Non-Employee Director hereunder shall become exercisable beginning on the first anniversary of the date of grant provided that the Non-Employee Director continues to serve as a director of the Company on such anniversary date; provided, however, any such Stock Option granted to a Non-Employee Director shall become immediately exercisable in the event of (A) a Change in Control of the Company or (B) the death of the Non-Employee Director. Each Stock Option shall terminate on the tenth anniversary of the date of grant unless terminated earlier pursuant to the Plan. If a Non-Employee Director ceases to serve as a director of the Company for any reason other than as a result of a Change in Control or his or her death, each Stock Option granted to such person less than one year prior to cessation of service shall immediately terminate and become null and void upon such cessation of service.

               (ii). Termination of Directorship. If a Non-Employee Director ceases to serve as a director of the Company, any exercisable outstanding Stock Option previously granted to such Non-Employee Director shall, to the extent not theretofore exercised, remain exercisable at any time up to and including a date that is five years after the date of such cessation of service, at which time such Stock Option shall terminate and become null and void; provided, however, that no Stock Option shall be exercisable later than ten years after the date of grant; and provided, further, however, if the service of a Non-Employee Director ceases by reason other than (A) death, (B) disability (as described in Section 22(e)(3) of the Code), (C) voluntary retirement from service as a director of the Company, or (D) the failure of the Company to nominate for re-election such Non-Employee Director who is otherwise eligible, unless such failure to nominate for re-election is due to any act of (1) fraud or intentional misrepresentation or (2) embezzlement, misappropriation or conversion of assets or opportunities of the Company or any subsidiary, in which case such Stock Option shall immediately terminate and become null and void.



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

      3. POST-DIRECTORSHIP EXERCISES. The exercise of any Stock Option after a Non-Employee Director ceases to serve as a director shall be subject to satisfaction of the conditions precedent that the former Non-Employee Director neither (i) competes with, or takes employment with or renders services as a director or in any other capacity to a competitor of, the Company, its subsidiaries or affiliates without the written consent of the Company, nor (ii) conducts himself or herself in a manner adversely affecting the Company. If a Stock Option shall be exercised by the legal or personal representative of a deceased Non-Employee Director or former Non-Employee Director, or by a person who acquired a Stock Option granted hereunder by bequest or inheritance or by reason of the death of any Non-Employee Director or former Non-Employee Director, written notice of such exercise shall be accompanied by a certified copy of letters testamentary or equivalent proof of the right of such legal representative or other person to exercise such Stock Option.

      4. WITHHOLDING. All payments or distributions made hereunder of Shares covered by Stock Options shall be net of any amounts required to be withheld pursuant to applicable federal, national, state and local tax withholding requirements imposed by each taxing authority having jurisdiction. The Company may require the Non-Employee Director to remit to it an amount sufficient to satisfy such tax withholding requirements prior to the delivery of any certificates for such Shares. The Company may, in its discretion and subject to such rules as it may adopt (including any as may be required to satisfy applicable tax and/or non-tax regulatory requirements), permit the Non-Employee Director pay the minimum amount of the federal, national, state and local withholding taxes arising in connection with any Stock Option by electing to have the Company withhold Shares of Class A Common Stock having a Market Value equal to the amount to be withheld.

      5. NONTRANSFERABILITY. The Stock Options granted hereby are not transferable except by will or the laws of descent and distribution. Notwithstanding the preceding sentence, the Stock Options granted hereby may be transferred by the Non-Employee Director for no consideration, upon ten business days prior written notice to the Company, solely to the Non-Employee Director's spouse, siblings, parents, children and/or grandchildren, or to trusts for the benefit of such persons, or to partnerships, corporations, limited liability companies or other entities owned solely by such persons, including trusts for such persons, subject to all restrictions included in this Stock Option Agreement and subject to the Non-Employee Director and permitted transferee executing an agreement of transfer satisfactory to the Board in its sole discretion.

      6. TENURE. A Non-Employee Director's right, if any, to continue to serve as a director of the Company or any of its subsidiaries or affiliates shall not be enlarged or otherwise affected by his or her designation as a participant under this Plan.

      7. NOTICES. Any notice required or permitted under this Stock Option Agreement shall be deemed to have been duly given if delivered, telecopied or mailed, certified or registered mail, return receipt requested (a) to the Non-Employee Director at such address as the Company shall maintain for the Non-Employee Director and (b) to the Company's General Counsel or Secretary at the Company's principal executive office.

      8. FAILURE TO ENFORCE NOT A WAIVER. The failure of the Company to enforce at any time any provision of this Stock Option Agreement shall in no manner be construed to be a waiver of such provision or of any other provision hereof.

      9. GOVERNING LAW. The Stock Option Agreement shall be governed by and construed according to the laws of the State of New York, applicable to agreements made and performed in that state.

      10. PARTIAL INVALIDITY. The invalidity or illegality of any provision herein shall not be deemed to affect the validity of any other provision.



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                                          The Estee Lauder Companies Inc.


                                          By:________________________































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



                    NOTICE OF GRANT FOR ANNUAL STOCK OPTIONS
                                      UNDER
                         THE ESTEE LAUDER COMPANIES INC.
             NON-EMPLOYEE DIRECTOR SHARE INCENTIVE PLAN (THE "PLAN")


This is to confirm that you were awarded options to purchase shares of Class A Common Stock of The Estee Lauder Companies Inc. (the "Shares") in accordance with the Plan. These options are granted under and governed by the terms and conditions of the Plan and the Stock Option Agreement (the "Agreement") attached hereto and made part hereof. A Summary Plan Description is also attached. Please read these documents and keep them for future reference. The specific terms of your award are as follows:

Non-Employee Director:

SSN or Tax ID: XXX-XX-

Grant Date:
Type of Award:  NON-QUALIFIED STOCK OPTIONS

Exercise Price per Share:  $

Aggregate number of Shares subject to your options:

Exercise Period: YOUR OPTIONS SHALL BECOME EXERCISABLE ON THE FOLLOWING DATES (OR IN THE EVENT OF A "CHANGE IN CONTROL" OF THE COMPANY OR UPON DEATH, DISABILITY, IF THESE OCCURRENCES ARE EARLIER), BUT ARE SUBJECT TO TERMINATION OR FORFEITURE AS PER THE AGREEMENT:

    ---------------------------------------------------------------
       NUMBER OF SHARES    DATE EXERCISABLE    EXPIRATION DATE
    ---------------------------------------------------------------
    ---------------------------------------------------------------

    ---------------------------------------------------------------

Questions regarding the stock option program can be directed to ______________ (____) _________ or _____________ at (___) ____-______. If you wish to accept this grant, PLEASE SIGN THIS NOTICE AND RETURN WITHIN THE NEXT TWO WEEKS TO:

      Compensation Department
      767 Fifth Avenue, 43rd Floor
      New York, New York 10153
      Attention:

The undersigned hereby accepts, and agrees to, all terms and provisions of the Agreement, including those contained in this Notice of Grant.




By_________________________   Date__________

Enclosures:
Stock Option Agreement
Summary Plan Description